Exhibit 99.1

PC Connection, Inc. Reports Third Quarter Results

THIRD QUARTER SUMMARY:

  Diluted earnings per share: $0.37 per share, up 6% y/y
  Net sales: $561.3 million, gross profit up $1.8 million y/y
  Gross margin: 12.9% of net sales, increase of 63 basis points y/y
  Cash balance totaled $53.5 million, up from $4.6 million at 12/31/2011

MERRIMACK, N.H.--(BUSINESS WIRE)--November 1, 2012--PC Connection, Inc. (NASDAQ: PCCC), a provider of a full range of information technology (IT) solutions to business, government, and education markets, today announced results for the quarter ended September 30, 2012. Net sales for the three months ended September 30, 2012 decreased by 2.5% year over year to $561.3 million. Overall gross profit dollars for the quarter increased from $70.4 million to $72.2 million, or 2.5%, compared to the third quarter of 2011. Net income for the quarter increased to $9.9 million, or $0.37 per share, compared to net income of $9.4 million, or $0.35 per share, for the corresponding prior year quarter.

Net sales for the nine months ended September 30, 2012 increased by $52.5 million, or 3.4% to $1,602.6 million, compared to $1,550.1 million for the nine months ended September 30, 2011. Net income for the nine months ended September 30, 2012 increased to $24.2 million, or $0.91 per share, compared to net income of $21.4 million, or $0.80 per share, for the comparable prior year period. Excluding special charges, pro forma net income for the nine months ended September 30, 2012 would have been $24.9 million, or $0.93 per share, representing 16.3% growth over prior year. We did not record any special charges for the nine months ended September 30, 2011. Earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, and special charges (“Adjusted EBITDA”) totaled $60.0 million for the twelve months ended September 30, 2012, as compared to $54.3 million for the twelve months ended September 30, 2011.

In the first quarter of 2012, we combined our consumer and small office/home office (“SOHO”) sales company with our small- and medium-sized business (SMB) segment. In order to facilitate comparison with current period results, 2011 revenues and gross margins for the SMB segment have been restated to include consumer and SOHO sales.

Quarterly Sales by Segment:

  Net sales for the SMB business segment were $219.2 million in the third quarter of 2012. Sales to small and medium businesses increased by 2.2% year over year, however, when combined with lower consumer and SOHO sales, overall sales for this segment decreased by 2.3%.
  Net sales for the Large Account segment decreased by 6.7% to $192.8 million compared to net sales in the third quarter of 2011. The decrease was due to two, large product roll-outs in the prior year which totaled $36 million that did not repeat in 2012. However, gross profit increased from $20.2 million to $22.3 million due to our strategic focus on improving results through higher-margin sales.
  Net sales to government and education customers (Public Sector segment) increased year over year by 3.2% to $149.2 million. Sales to state and local government and educational institutions increased by 4.1% compared to last year, and sales to the federal government increased by 1.6% year over year due to higher contract sales.

Quarterly Sales by Product Mix:

  Notebook sales, the Company’s largest product category, increased by 10.5% year over year and accounted for 19% of net sales in the third quarter of 2012 compared to 17% of net sales in the prior year quarter. The growth was attributable to both increased unit sales and higher average selling prices.
  Desktop/server sales decreased by 15.1% year over year, accounting for 15% of net sales in the third quarter of 2012 compared to 17% of net sales in the prior year quarter. The decline in desktop sales was primarily a result of the prior year Large Account rollouts which did not repeat this quarter.
  Software sales were unchanged, accounting for 15% of net sales in the third quarter of 2012, compared to 14% in the prior year quarter. Software sales increased in Large Account, and we experienced increasing demand in virtualization and security.

Consolidated gross margin, as a percentage of net sales, increased year over year by 63 basis points to 12.9% in the third quarter of 2012. As our customers migrate to data center and advanced technology solutions, we have experienced increased sales of higher margin products and services.

Total selling, general and administrative expenses for the quarter increased year over year by $1.4 million, or 2.5%, and increased as a percentage of net sales from 9.4% for the third quarter of 2011 to 10.0% for the third quarter of 2012. The percentage increase was primarily due to lower year-over-year sales. Tight cost control management led to a decline of $1.0 million in selling, general and administrative expenses from the second quarter of 2012, which represents a decrease of 53 basis points as a percentage of net sales. The Company is implementing a Customer Master Data Management system to enhance our capabilities and target additional selling opportunities which is scheduled to be placed into service in 2013. This will conclude the first phase of a comprehensive initiative to improve our internal IT infrastructure. Depreciation expense for this asset is expected to add approximately $2.0 million in SG&A expenses in 2013, which may increase our SG&A rates.

The Company generated significant positive cash flow in the nine months ended September 30, 2012. Total cash was $53.5 million compared to $4.6 million at December 31, 2011. In addition, there were no amounts outstanding on the Company’s line of credit at September 30, 2012, compared to $5.3 million outstanding at December 31, 2011. Days sales outstanding were 41 days at September 30, 2012, and inventory turns were 27 times as of September 30, 2012.

“During the quarter, we continued to strengthen our core and improve our profitability while facing weaker demand as a result of macro-economic uncertainty,” said Timothy McGrath, President and Chief Executive Officer. “As reported throughout the industry, the soft IT market is projected to continue throughout 2013. However, I am pleased with our growth in both gross margin and earnings this quarter. We believe our strong management team and business strategies have positioned us well to enhance long-term shareholder value even in this challenging marketplace.”

Non-GAAP Financial Information

Adjusted EBITDA, pro forma net income, and pro forma earnings per share are non-GAAP financial measures. This information is included to provide information with respect to the Company’s operating performance and earnings. Reconciliations of Adjusted EBITDA, pro forma net income, and pro forma earnings per share to GAAP net income are provided in tables immediately following the Condensed Consolidated Statements of Income.

Conference Call and Webcast

The Company will host a conference call and live web cast today at 4:30 p.m. ET to discuss third quarter 2012 results of operations. To access the conference call, please dial 877-776-4016 (US) or 973-638-3231 (International). The conference call will be available to the general public on a live webcast (in listen only mode) on the Company’s website at http://ir.pcconnection.com. To access the replay of the call, please dial 800-585-8367 or 404-537-3406 and enter the access code 18834926.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has four sales companies: PC Connection Sales Corporation, MoreDirect, Inc., GovConnection, Inc., and Professional Computer Center, Inc. d/b/a ValCom Technology, headquartered in Merrimack, NH, Boca Raton, FL, Rockville, MD, and Itasca, IL, respectively. All four companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers and telesales specialists, catalogs, publications, and its website at www.pcconnection.com. This company also serves consumer and small office and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a cloud-based eProcurement system. Backed by over 500 technical certifications, MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

Professional Computer Center, Inc. d/b/a ValCom Technology (630-285-0500), www.valcomtechnology.com, provides technology services to medium-to-large corporate organizations utilizing its proprietary cloud-based IT service management software, WebSPOC™. Through its experienced technical service personnel, ValCom Technology provides network, server, storage, mission-critical onsite support, installation, and hosting of lifecycle services.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011. More specifically, the statements in this release concerning the Company’s outlook for gross margin and selling, general, and administrative expenses in 2012 and other statements of a non-historical basis (including statements regarding the Company’s ability to grow revenues, improve gross margins, increase market share, control costs, and increase earnings per share) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to integrate the operations of ValCom Technology, the ability of the Company to gain or maintain market share, the ability of the Company to match cost levels with changes in revenues, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company disclaims any obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended September 30,	2012		2011
		% of		% of	%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)		Net Sales		Net Sales	Change

Operating Data:
Net sales	$561,294		$575,646		(2%)
Diluted earnings per share	$0.37		$0.35		6%

Gross margin	12.9%		12.2%
Operating margin	2.9%		2.8%
Return on equity (1)	13.6%		13.8%

Orders entered (2)	328,400		347,000		(5%)
Average order size (2)	$2,045		$2,003		2%

Inventory turns (1)	27		28
Days sales outstanding	41		41

Product Mix:
Notebook	$108,474	19%	$98,210	17%	10%
Desktop/Server	84,061	15	98,994	17	(15%)
Software	81,902	15	82,204	14	-
Net/Com Product	54,718	10	56,627	10	(3%)
Video, Imaging and Sound	51,907	9	64,552	11	(20%)
Printer and Printer Supplies	41,227	7	40,691	7	1%
Storage	37,090	7	39,266	7	(6%)
Memory and System Enhancement	18,829	3	17,745	3	6%
Accessory/Other	83,086	15	77,357	14	7%
Total Net Sales	$561,294	100%	$575,646	100%	(2%)

Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):

	$194,493	35%	$200,580	35%	(3%)

Stock Performance Indicators:
Actual shares outstanding	26,463		26,309
Total book value per share	$11.28		$10.49
Tangible book value per share	$9.18		$8.34
Closing price	$11.51		$7.98
Market capitalization	$304,589		$209,946
Pro forma trailing price/earnings ratio	9.5		7.5
LTM Adjusted EBITDA (3)	$60,001		$54,282
Market capitalization/LTM EBITDA	5.1		3.9

(1) Annualized
(2) Does not reflect cancellations or returns
(3) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and special charges.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended September 30,	2012		2011
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$219,235	15.4%	$224,453	15.6%
Large Account	192,818	11.5	206,564	9.8
Public Sector	149,241	10.8	144,629	10.5
Total	$561,294	12.9%	$575,646	12.2%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended September 30,	2012		2011
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$561,294	100.0%	$575,646	100.0%
Cost of sales	489,088	87.1	505,210	87.8
Gross profit	72,206	12.9	70,436	12.2

Selling, general and administrative expenses	55,906	10.0	54,554	9.4
Income from operations	16,300	2.9	15,882	2.8

Interest expense, net	(63)	-	(61)	-
Income tax provision	(6,336)	(1.1)	(6,435)	(1.2)
Net income	$9,901	1.8%	$9,386	1.6%

Earnings per common share:
Basic	$0.37		$0.35
Diluted	$0.37		$0.35

Weighted average common shares outstanding:
Basic	26,470		26,615
Diluted	26,660		26,692

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Nine Months Ended September 30,	2012		2011
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$1,602,626	100.0%	$1,550,133	100.0%
Cost of sales	1,392,238	86.9	1,353,984	87.4
Gross profit	210,388	13.1	196,149	12.6

Selling, general and administrative expenses	169,259	10.5	160,321	10.3
Special charges	1,135	0.1	-	-
Income from operations	39,994	2.5	35,828	2.3

Interest expense, net	(110)	-	(92)	-
Income tax provision	(15,682)	(1.0)	(14,376)	(0.9)
Net income	$24,202	1.5%	$21,360	1.4%

Earnings per common share:
Basic	$0.92		$0.80
Diluted	$0.91		$0.80

Weighted average common shares outstanding:
Basic	26,437		26,788
Diluted	26,586		26,860

A RECONCILIATION BETWEEN GAAP AND PRO FORMA NET INCOME
Nine Months Ended September 30,	2012	2011
(provided for comparison of our operating results without special charges, amounts in thousands)
GAAP net income	$24,202	$21,360
Special charges (after tax)	681	-
Pro forma net income	$24,883	$21,360

Pro forma diluted earnings per common share	$0.93	$0.80

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended September 30,			LTM Ended September 30, (1)
	2012	2011	% Change	2012	2011	% Change
Net income	$9,901	$9,386		$31,629	$28,238
Depreciation and amortization	1,670	1,484		6,429	5,650
Income tax expense	6,336	6,435		19,950	19,045
Interest expense, net	63	61		198	223
EBITDA	17,970	17,366		58,206	53,156
Stock-based compensation	157	258		1,502	1,126
Other special charges	-	-		293	-
Adjusted EBITDA	$18,127	$17,624	3%	$60,001	$54,282	10%

(1) LTM: Last twelve months

	September 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2012	2011
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$53,528	$4,615
Accounts receivable, net	270,308	295,188
Inventories	65,478	77,437
Prepaid expenses and other current assets	3,880	4,713
Deferred income taxes	3,398	4,436
Income taxes receivable	1,899	1,927
Total current assets	398,491	388,316
Property and equipment, net	25,399	22,570
Goodwill	51,276	51,276
Other intangibles, net	4,403	5,205
Other assets	734	652
Total Assets	$480,303	$468,019

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of capital lease obligation to affiliate	$1,055	$971
Borrowings under bank line of credit	-	5,267
Accounts payable	128,460	130,900
Accrued expenses and other liabilities	25,182	30,902
Accrued payroll	14,384	12,964
Total current liabilities	169,081	181,004
Deferred income taxes	9,511	9,026
Other liabilities	3,042	3,471
Capital lease obligation to affiliate, less current maturities	187	989
Total Liabilities	181,821	194,490
Stockholders’ Equity:
Common stock	277	276
Additional paid-in capital	101,363	99,957
Retained earnings	206,476	182,274
Treasury stock at cost	(9,634)	(8,978)
Total Stockholders’ Equity	298,482	273,529
Total Liabilities and Stockholders’ Equity	$480,303	$468,019

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30,	2012	2011
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$24,202	$21,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,851	4,375
Provision for doubtful accounts	1,453	1,765
Deferred income taxes	1,523	1,933
Stock-based compensation expense	1,376	698
Loss on disposal of fixed assets	80	13
Income tax benefit from stock-based compensation	213	68
Excess tax benefit from exercise of stock options	(15)	-
Fair value adjustment to contingent consideration	(44)	(20)

Changes in assets and liabilities:
Accounts receivable	23,427	(30,407)
Inventories	11,959	1,617
Prepaid expenses and other current assets	861	1,786
Other non-current assets	(82)	(157)
Accounts payable	(2,398)	22,100
Accrued expenses and other liabilities	(3,725)	(2,761)
Net cash provided by operating activities	63,681	22,370

Cash Flows from Investing Activities:
Purchases of property and equipment	(7,010)	(8,483)
Proceeds from sale of equipment	10	-
Acquisition of ValCom Technology, net of cash acquired	-	(4,745)
Purchase of intangible asset	-	(450)
Net cash used for investing activities	(7,000)	(13,678)

Cash Flows from Financing Activities:
Repayment of short-term borrowings	(12,471)	-
Proceeds from short-term borrowings	7,204	-
Purchase of treasury shares	(1,466)	(3,823)
Payment of contingent consideration	(960)	-
Payment of payroll taxes on stock-based compensation through shares withheld	(504)	(206)
Repayment of capital lease obligation to affiliate	(718)	(643)
Issuance of stock under Employee Stock Purchase Plan	260	183
Exercise of stock options	872	183
Excess tax benefit from exercise of stock options	15	-
Net cash used for financing activities	(7,768)	(4,306)
Increase in cash and cash equivalents	48,913	4,386
Cash and cash equivalents, beginning of period	4,615	35,374
Cash and cash equivalents, end of period	$53,528	$39,760

Non-cash Investing and Financing Activities:
Issuance of nonvested stock from treasury	$1,314	$633
Accrued capital expenditures	388	746
Contingent consideration recorded in accrued expenses and other liabilities	-	1,900

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CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2322
Senior Vice President, CFO and Treasurer